UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   BARSKY, BARBARA L
   ALVARADO SQUARE
   M. S. 2720
   ALBUQUERQUE, NM  87158
   USA
2. Issuer Name and Ticker or Trading Symbol
   PNM RESOURCES, INC.
   PNM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/29/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT-INVESTOR SERVICES
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |01/07/|L   |V|14.2298           |A  |$28.0850   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |01/18/|L   |V|6.8434            |A  |$29.2004   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |02/08/|L   |V|7.5829            |A  |$26.3500   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |02/21/|L   |V|7.6938            |A  |$25.9700   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOC,               |03/06/|L   |V|7.3589            |A  |$27.1529   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |03/20/|L   |V|7.0877            |A  |$28.1930   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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CCOMMON STOCK              |04/04/|L   |V|6.5664            |A  |$30.4332   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |04/18/|L   |V|7.1020            |A  |$28.1362   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |05/08/|L   |V|7.0114            |A  |$28.5000   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |05/20/|L   |V|7.3760            |A  |$27.0900   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |06/06/|L   |V|15.6602           |A  |$25.5174   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |06/20/|L   |V|8.1251            |A  |$24.5900   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOC,K              |07/05/|L   |V|8.4584            |A  |$23.6200   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |07/15/|A   |V|100               |A  |           |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STIOCK              |07/18/|L   |V|10.5402           |A  |$18.95     |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |08/08/|L   |V|10.0125           |A  |$19.9500   |                   |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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COMMON STOC,K              |08/18/|L   |V|9.6846            |A  |$20.6263   |(1)1,942           |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
OPTIONS               |$25.75  |02/18|A   |V|19,000     |A  |(2)  |02/18|COMMON STOCK|19,000 |       |86,174      |D  |            |
                      |        |/02  |    | |           |   |     |/12  |            |       |       |            |   |            |
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PHANTOM STOCK         |1-FOR-1 |07/31|A   |V|510        |A  |(3)  |(3)  |COMMON STOCK|510    |       |510         |I  |            |
                      |        |/02  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) TOTAL INCLUDES 14 SHARES OF PNM RESOURCES COMMON STOCK ACQUIRED UNDER THE
PNM
RESOURCES, INC. DIVIDEND REINVESTMENT PLAN AND 856 SHARES OF PNM RESOURCES COMMON STOCK
ACQUIRED UNDER THE PNM RESOURCES, INC. 401(k) PLAN. INFORMATION INCLUDED IN THIS REPORT IS BASED
ON A PLAN STATEMENT AS OF
07/31/02.
(2) OPTIONS VEST IN THREE EQUAL INSTALLMENTS BEGINNING
02/18/03.
(3) THE REPORTED PHANTOM STOCK UNITS WERE ACQUIRED UNDER PNM RESOURCES, INC. EXECUTIVE
SAVINGS PLAN AND WILL BE SETTLED UPON THE REPORTING PERSON'S RETIREMENT OR OTHER TERMINATION
OF
SERVICE.